Exhibit 99.1

Genesis Growth Tech Acquisition Corp. Receives Notice from Nasdaq Regarding Delayed Quarterly Report

Nidwalden, Switzerland (May 26, 2023) - Genesis Growth Tech Acquisition Corp. (Nasdaq: GGAA) (“GGAA” or “Genesis”), announced today that it had received a notification letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) stating GGAA was not in compliance with Nasdaq Listing Rule 5250(c)(1), as a result of not having timely filed its Quarterly Report on Form 10-Q for the period ended March 31, 2023 and for remaining delinquent in filing its Annual Report on Form 10-K for the year ended December 31, 2022.

The Nasdaq notification letter has no immediate effect on the listing of the Company’s units, common stock or warrants on The Nasdaq Global Market. The Nasdaq notification letter provides the Company until June 20, 2023, to submit a plan to Nasdaq to regain compliance with the NASDAQ’s continued listing requirements. If the plan is accepted, Nasdaq can grant an exception of up to 180 calendar days, or until October 16, 2023, for the Company to regain compliance. If Nasdaq does not accept the Company’s compliance plan, the Company will have the opportunity to appeal that decision to a Hearing Panel under Nasdaq Listing Rule 5815.

This announcement is made in compliance with Nasdaq Listing Rule 5250(b)(2).

About Genesis Growth Tech Acquisition Corporation

Genesis Growth Tech Acquisition Corp. (“GGAA”) is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

Cautionary Note Concerning Forward Looking Statements

Certain statements made or incorporated by reference herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. GGAA does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Company Contact:

E. Perez

ep@genfunds.com